EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                          Thirteen Weeks Ended             Thirty-nine Weeks Ended
                                       -----------------------------    ----------------------------
                                       Sep. 28, 2001   Sep. 29, 2000    Sep. 28, 2001  Sep. 29, 2000
                                       -------------   -------------    -------------  -------------
                                                  (in thousands except per share amounts)
Net earnings applicable to common
   shareholders for basic and
   diluted earnings per share                $16,760        $18,073           $48,128        $51,379

Weighted average shares outstanding
   for basic earnings per share               31,108         30,318            30,841         30,426

Dilutive effect of stock options
   computed using the treasury stock
   method and the average market price           574            509               578            491

Weighted average shares outstanding
   for diluted earnings per share             31,682         30,827            31,419         30,917

Basic earnings per share                     $  0.54        $  0.60           $  1.56        $  1.69

Diluted earnings per share                   $  0.53        $  0.59           $  1.53        $  1.66